Exhibit 99

Chrysler Financial	Distribution Date:	08-Dec-04
DaimlerChrysler Auto Trust 2004-A Monthly Servicer’s Certificate (HV)		Page 1 of 2

Payment Determination Statement Number	9
Distribution Date	08-Dec-04

Dates Covered	From and Including	To and Including
Collections Period	01-Nov-04	30-Nov-04
Accrual Period	08-Nov-04	07-Dec-04
30/360 Days	30
Actual/360 Days	30

	Number of
Collateral Pool Balance Data	Accounts	$ Amount
Pool Balance — Beginning of Period	74,491	1,166,345,548.34
Collections of Installment Principal		25,999,044.84
Collections Attributable to Full Payoffs		15,216,349.30
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		2,270,404.74

Pool Balance — End of Period	72,601	1,122,859,749.46

Pool Statistics	End of Period
Initial Pool Balance (Pool Balance at the Purchase Date)	1,574,003,577.68
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)	71.34%
Ending O/C Amount	85,759,170.19
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)	108.27%
Cumulative Net Losses	6,192,189.72
Net Loss Ratio (3 mo. Weighted Avg.)	1.11280%
Cumulative Recovery Ratio	53.39%
60+ Days Delinquency Amount	5,369,314.24
Delinquency Ratio (3 mo. Weighted Avg.)	0.44790%
Weighted Average APR	5.979%
Weighted Average Remaining Term (months)	44.42
Weighted Average Seasoning (months)	18.22

Chrysler Financial	Distribution Date:	08-Dec-04
DaimlerChrysler Auto Trust 2004-A Monthly Servicer’s Certificate (HV)		Page 2 of 2

Cash Sources
Collections of Installment Principal	25,999,044.84
Collections Attributable to Full Payoffs	15,216,349.30
Principal Amount of Repurchases	0.00
Recoveries on Loss Accounts	1,073,227.23
Collections of Interest	5,909,561.84
Investment Earnings	46,600.86
Reserve Account	3,750,000.00

Total Sources	51,994,784.07

O/C Release	(Prospectus pg S18-S20)
Pool Balance		1,122,859,749.46
Yield Supplement O/C Amount		(31,174,929.18)

Adjusted Pool Balance		1,091,684,820.28
Total Securities		1,037,100,579.27

Cash Uses
Servicer Fee	971,954.62
A Note Interest	1,667,485.23
Priority Principal Distribution Amount	0.00
B Note Interest	106,875.00
Reserve Fund	3,750,000.00
Regular Principal Distribution Amount	39,886,854.04
Distribution to Certificateholders	5,611,615.18

Total Cash Uses	51,994,784.07

Administrative Payment
Total Principal and Interest Sources	51,994,784.07
Investment Earnings in Trust Account	(46,600.86)
Daily Collections Remitted	(44,360,794.28)
Cash Reserve in Trust Account	(3,750,000.00)
Servicer Fee (withheld)	(971,954.62)
O/C Release to Seller	(5,611,615.18)

Payment Due to/(from) Trust Account	(2,746,180.87)

Adjusted O/C Amount	54,584,241.01
Target Overcollateralization Amount	54,584,241.01
O/C Release Period?	Yes
O/C Release	5,611,615.18

	Beginning	Ending	Principal	Principal per	Interest	Interest per
	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face	Original
Notes
Class A-1 380,000,000 @ 1.0725%	0.00	0.00	0.00	0.0000000	0.00	0.0000000	380000000
Class A-2 427,000,000 @ 1.41%	383,987,433.31	344,100,579.27	39,886,854.04	93.4118362	451,185.23	1.0566399	427000000
Class A-3 366,000,000 @ 2.00%	366,000,000.00	366,000,000.00	0.00	0.0000000	610,000.00	1.6666667	366000000
Class A-4 282,000,000 @ 2.58%	282,000,000.00	282,000,000.00	0.00	0.0000000	606,300.00	2.1500000	282000000
Class B 45,000,000 @ 2.85%	45,000,000.00	45,000,000.00	0.00	0.0000000	106,875.00	2.3750000	45000000

Total Notes	1,076,987,433.31	1,037,100,579.27	39,886,854.04		1,774,360.23		1,500,000,000.00

* Class A-1 Interest is computed on an Actual/360 Basis. Days in current period 30